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                                                                  EXHIBIT (b)(2)
                      BEAR STEARNS CORPORATE LENDING INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167

                                                                   June 22, 2000

CONFIDENTIAL

HB Finance LLC

     c/o Hicks, Muse, Tate & Furst Incorporated
     200 Crescent Court, Suite 1600
       (p) Dallas, Texas 75201

     Attention: Mr. Jack Furst

         and

     c/o Bear Stearns Merchant Fund Corp.
     245 Park Avenue
       (q) New York, New York 10167

     Attention: Mr. John Howard

                            BRIDGE COMMITMENT LETTER

Ladies and Gentlemen:

     HB Finance LLC ("Financeco"), an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") and Bear Stearns Merchant Fund Corp. (together with Hicks Muse, the "Sponsors"), formed to effect the transactions described herein with HB Merger LLC ("Mergerco"), has advised Bear Stearns Corporate Lending Inc. ("BSCL" and, together with BSCL's assigns, the "Bridge Lenders") that Financeco and Mergerco intend to enter into a merger agreement (the "Merger Agreement") with Johns Manville Corporation (the "Target"), pursuant to which the Sponsors, certain existing stockholders and members of management of the Target (the "Rollover Shareholders" and, collectively with the Sponsors, the "Investor Group"), would acquire all of the common stock and options of the Target for approximately $2,344,000,000 (excluding any tax settlement payments). You have further advised us that the Merger (as defined below) will be effected pursuant to a recapitalization, and in connection therewith, the Target will transfer all of its assets to a wholly-owned subsidiary, reasonably acceptable to BSCL (the "Company"), of the Target (the "Recapitalization"). Mergerco will be merged with and into the Target (the "Merger") with the Target being the surviving entity. Financeco has further informed BSCL that in order to: (a) pay for the Target's stock in the Merger, (b) refinance certain of the Target's and its subsidiaries' existing bank debt concurrently with the Merger (the "Refinancing"), and (c) pay certain fees, expenses and tax settlement costs associated with the Recapitalization, the Merger and the financing thereof (collectively, the "Transactions"), Financeco expects that (i) the Company will borrow approximately $1,558,400,000 under a $1,750,000,000 senior secured bank credit facility consisting of: (a) a $300,000,000 six and one-half year revolving credit facility (the "Revolver") (of which approximately $108,400,000 is expected to be drawn on the Closing Date (as defined in Annex 1 hereto), subject to changes in (i) the Target's and its subsidiaries' existing bank debt in the ordinary course of business and (ii) the amount of excess cash on the Target's balance sheet as of the Closing Date), (b) a six and one-half year amortizing term loan A of $500,000,000, (c) a seven and one-half year amortizing term loan B of $650,000,000, and (d) an eight and one-half year amortizing term loan C of $300,000,000 (collectively, the "Senior Term Loans" and, together with the Revolver, the "Senior Credit Facility"), (ii) the Target will issue to the Sponsors no less than $500,000,000 of equity on the terms and conditions described in the Transaction Documentation (as defined in Annex 3) or as otherwise reasonably satisfactory to BSCL (the "Sponsor Equity Financing"),
(iii) the existing Shareholders will roll over certain of their existing common equity of the Target into approximately $353,100,000 (based on liquidation preference in the case of preferred

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stock and based on the consideration paid per share in the case of the common stock) consisting of a combination of pay-in-kind preferred stock (the "Rollover PIK Preferred Stock"), junior preferred stock and common stock of the Target (collectively with the Sponsor Equity Financing, the "Equity Financing"); (iv) the Company will issue $600,000,000 of senior subordinated notes due 2010 (the "Permanent Debt Financing") and (v) the Company will utilize approximately $54,300,000 of excess cash on the Target's balance sheet expected to be available as of the Closing Date. Immediately following the Transactions: (a) the Target will have a single class of common stock outstanding, all of which will be owned by the Sponsors and the Rollover Shareholders and, except as described in this paragraph will not have any debt outstanding and (b) the Company will be a wholly-owned subsidiary of the Target, with no debt outstanding except as described in this paragraph. As used below, the defined term "Mergerco" shall mean both Mergerco prior to the Merger and Mergerco together with the Target, after giving effect to the Merger.

     You and Bear, Stearns & Co. Inc. ("Bear Stearns") have entered into an engagement letter of even date herewith (the "Bridge Engagement Letter") pursuant to which Bear Stearns was exclusively engaged to provide certain services, including assisting Financeco, the Company and/or one or more of its subsidiaries in their efforts to structure and obtain any and all debt financing (and/or certain equity financings) required in connection with the Merger and the Refinancing, including, without limitation, the Permanent Debt Financing (including, without limitation, any Permanent Debt Financing, including Take-Out Securities, used to refinance, refund or replace any Bridge Loans, Term Loans or Exchange Notes (each as defined below)) (collectively, the "Permanent Financings").

     Accordingly, in reliance on the description of the Transactions set forth above, the parties hereto agree as follows:

     1. Bridge Financing Commitment. In the event that the placement of the Permanent Debt Financing cannot be consummated by the date on which the Merger is to be consummated for any reason other than a breach or default by Financeco or the Company under the documents governing the Permanent Debt Financing, BSCL hereby commits that it and/or one or more other Bridge Lenders (as permitted by the terms of this Bridge Commitment Letter) will provide, on the date on which the Merger is consummated, senior subordinated increasing rate exchangeable loans (the "Bridge Loans") to the Company and to such of the Company's affiliates as may be borrowers under the Senior Credit Facility (the "Borrower") in an aggregate principal amount of $600.0 million (the "Aggregate Commitment"), on the terms set forth in this letter (together with the summary of principal terms and conditions attached as Annex 1, Annex 2 and Annex 3 hereto and hereby made a part hereof as though fully set forth herein, the "Bridge Commitment Letter"). The Bridge Loans will mature one year from their date of issuance and, provided that no Conversion Default (as defined in Annex 1 hereto) exists on such date, shall be automatically converted into term loans maturing on the tenth anniversary of the funding date of the Bridge Loans (the "Term Loans"). The Bridge Lender in respect of such Term Loan will have the option, at any time or from time to time, to request senior subordinated increasing rate exchange notes (the "Exchange Notes" AND, TOGETHER WITH THE BRIDGE LOANS AND THE TERM LOANS, THE "Bridge Financing") of the Borrower, maturing on the tenth anniversary of the funding date of the Bridge Loans, in exchange for such Term Loan in an aggregate principal amount equal to the then outstanding principal amount of the Term Loan being exchanged, plus any capitalized interest added thereto; provided, however, that a Bridge Lender may not elect to exchange only a portion of its outstanding Term Loans for Exchange Notes unless such Bridge Lender intends at the time of such partial exchange of Term Loans promptly to sell the Exchange Notes received in such exchange.

     BSCL shall be entitled, subject to the agreement of the lenders under the Senior Credit Facility, if such agreement is required under the terms of the Senior Credit Facility, on or after the Closing Date, to cause the Target to issue senior or senior subordinated bridge loans on the terms and conditions set forth in this Bridge Commitment Letter in lieu of an equivalent principal amount of Bridge Loans of the Company if BSCL determines that such modification is advisable to ensure a successful syndication of the Bridge Loans. The commitments under this Bridge Commitment Letter are subject to the agreements in this paragraph.

     2. Conditions Precedent. The several obligations of BSCL and any other Bridge Lender(s) under this Bridge Commitment Letter to make any Bridge Loans are subject to: (i) the satisfaction of the conditions

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precedent set forth in Annex 3 hereto; (ii) our reasonable satisfaction that there shall not have occurred or become known to us after the date hereof any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the Transactions or on the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Target and its subsidiaries, taken as a whole;
(iii) our not becoming aware after the date hereof of any information or other material matter (including any matter relating to financial models and underlying assumptions relating to the projections delivered to BSCL) affecting the Target or the Transactions that in our reasonable judgment is inconsistent in a material and adverse manner to the Target and its subsidiaries, taken as a whole, with any such information or other matter disclosed to us prior to the date hereof; (iv) no event shall have occurred and be continuing after the date hereof that has caused or could be reasonably expected to cause any material disruption or material adverse change, as determined by BSCL, in the markets for bank debt, high yield debt or the financial or capital markets generally that, in the sole discretion of BSCL, could materially impair the syndication or funding of the Bridge Loans and (v) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Loans SATISFACTORY TO BSCL AND ITS COUNSEL ON OR BEFORE THE EARLIER OF (A) THE DATE WHICH IS 30 DAYS AFTER THE THEN-OPERATIVE TERMINATION DATE OF THE MERGER AGREEMENT AND (B) FEBRUARY 28, 2001, including, without limitation, a definitive bridge loan agreement (the "Bridge Loan Agreement") covering the matters referred to in this Bridge Commitment Letter and such other customary matters as the Required Bridge Lenders (as defined in Annex 1 hereto) may reasonably request (collectively, the "Bridge Financing Documents").

     3. Syndication. Prior to or after execution of the Bridge Loan Agreement, BSCL may assign all or any portion of the Aggregate Commitment to one or more financial institutions or other investors; provided that, with the consent of Financeco (which consent shall not be unreasonably withheld), BSCL shall be relieved of its obligation to make Bridge Loans in the amount so assigned in connection with any such assignment to a commercial bank or investment bank of national standing. BSCL will, after consultation with the Sponsors, manage all aspects of the syndication and Financeco and the Company will, and will cause each of their respective subsidiaries and affiliates to, cooperate with BSCL in connection with any syndication of all or any portion of the Aggregate Commitment.

     4. Limitation on Other Acquisitions and Securities Issuances. Until the earlier to occur of (i) the date on which the Aggregate Commitment expires or is terminated without funding or (ii) the date Bridge Loans are funded, Financeco will not, and will not permit its subsidiaries or affiliates whose principal asset is or is expected to be any securities of the Target or the Company (excluding any of the Sponsors) or any person acting for any of them, to: (A) syndicate, offer or issue, or attempt to syndicate, offer or issue, any debt (other than the Senior Credit Facility and, in accordance with the terms of the Bridge Engagement Letter, the Permanent Debt Financing), any equity (other than the Equity Financing) or any other security intended to replace the Bridge Loans except, in each case, in accordance with the terms of the Bridge Engagement Letter or the Bridge Fee Letter (as defined below) or as otherwise provided in the Bridge Engagement Letter or the Bridge Fee Letter or (B) make any acquisition of the capital stock or a material portion of the assets of any person or entity other than (1) the Merger, (2) short-term investments in marketable investment grade securities made for cash management purposes or (3) acquisitions of inventory and equipment in the ordinary course of business.

     5. Expenses; Indemnification. Financeco hereby agrees to (a) reimburse BSCL for all reasonable fees and disbursements of Latham & Watkins and all of BSCL's reasonable travel and other out-of-pocket expenses, in each case incurred in connection with this Bridge Commitment Letter, the fee letter of even date herewith by and between BSCL and Financeco (the "Bridge Fee Letter"), the Transactions or otherwise arising out of BSCL's commitment hereunder; provided that if the Transactions are not consummated, Financeco shall not be required to reimburse any expenses except as may be otherwise agreed to in writing between Bear Stearns and Financeco or Mergerco and (b) to defend, indemnify and hold harmless BSCL, the Bridge Lenders and each of the other Indemnified Persons identified and as set forth in the indemnification provisions attached as Exhibit A hereto (the "Indemnification Provisions") and hereby made a part hereof as though fully set forth herein. The obligations of Financeco under this
Section 5 and the Bridge Fee Letter shall survive expiration or termination of this Bridge Commitment Letter and the Bridge Fee Letter; provided

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that if any Bridge Financing is consummated, the terms of the definitive documentation relating thereto shall supercede the indemnification terms of this
Section 5.

     6. Expiration; Termination. The Aggregate Commitment will expire and this Commitment will terminate upon the occurrence of any of the following, without further act or condition: (i) at 5:00 p.m. (New York time) on THE EARLIER OF (A) THE DATE WHICH IS 30 DAYS AFTER THE THEN-OPERATIVE TERMINATION DATE OF THE MERGER AGREEMENT AND (B) FEBRUARY 28, 2001, unless prior to that time the Bridge Financing Documents have been executed, all conditions required to be met hereunder or thereunder for the funding of the Bridge Loans have been satisfied or waived in writing by BSCL in its sole discretion, and the Bridge Loans have been funded; (ii) funding of the Permanent Financings, in escrow or otherwise;
(iii) termination or expiration of the Merger Agreement; (iv) termination of the Bridge Engagement Letter by Financeco or the Company; (v) the occurrence of any material breach or material default in the performance of any of the material obligations of Financeco or the Company or any of its subsidiaries or affiliates set forth in, or relating to the transactions contemplated by, the Bridge Engagement Letter or any other agreement or legal obligation enforceable by BSCL, Bear Stearns or any of their respective affiliates; (vi) written notice to the Bridge Lenders by the Sponsors or Financeco of their desire to terminate the Aggregate Commitment; or (vii) the execution by the Target of any agreement with any parties other than the Sponsors which contemplates the acquisition of all or substantially all of the stock or assets or the Target.

     7. Disclosure.

     (a) This Bridge Commitment Letter, the Bridge Fee Letter, the Bridge Engagement Letter and each subsequent communication relating to the Transactions, are being delivered to you on the understanding that neither they, nor their substance, shall be disclosed by Financeco or any of its affiliates to any third person except to its committees, officers, directors, employees, attorneys, agents and advisors and, on a confidential basis, this Bridge Commitment Letter may be disclosed to the committees, officers, directors, employees, attorneys, agents and advisors of the Sponsors and the Target, in each case, who are directly involved in the consideration of this matter. In addition, Financeco and Mergerco and their respective advisors may make such public disclosure of this Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter as may be compelled in a judicial or administrative proceeding or as is required by law or regulation of the Securities and Exchange Commission (in which case you agree to inform us promptly thereof).

     (b) BSCL and each other Bridge Lender, if any, may freely discuss the Transactions contemplated hereby on a confidential basis with their respective affiliates (including, without limitation, Bear Stearns), any prospective Bridge Lender or participant, in each case, who has signed a confidentiality agreement reasonably acceptable to Financeco, and may freely disclose to any such affiliate, prospective Bridge Lender or participant and permit any such affiliate, prospective Bridge Lender or participant, from time to time, to use for any purpose contemplated by this Bridge Commitment Letter, any and all information at any time provided to Bear Stearns, BSCL or any other Bridge Lender by or on behalf of Financeco or the Company or any of their subsidiaries or affiliates.

     8. Miscellaneous. The following provisions shall be applicable both to this Bridge Commitment Letter and to the Bridge Fee Letter:

          (a) Governing Law; Consent to Jurisdiction; No Third Party Beneficiaries; Waiver of Trial by Jury. The validity and interpretation of this Bridge Commitment Letter and the Bridge Fee Letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Financeco hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of New York located in the Borough of Manhattan in the City of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purposes of any suit, action or other proceeding arising out of this Bridge Commitment Letter, the Bridge Fee Letter or any of the agreements or transactions contemplated hereby, which is brought by or against Financeco and Financeco
     (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agrees not to commence any action, suit or proceeding relating to this Bridge Commitment Letter, the Bridge Fee
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     Letter or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. Financeco hereby waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any court or that such suit, action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Financeco hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Bridge Commitment Letter, the Bridge Fee Letter and the other agreements and transactions contemplated hereby, that BSCL does not have any fiduciary relationship with or fiduciary duty to Financeco or any other person arising out of or in connection with this Bridge Commitment Letter, the Bridge Fee Letter or any of the other agreements or transactions contemplated hereby and that BSCL has not been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transactions. EACH OF BSCL AND YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS BRIDGE COMMITMENT LETTER, THE BRIDGE FEE LETTER OR ANY OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

          (b) Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable: (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

          (c) Complete Agreement; Waivers and Other Changes to be in
     Writing. This Bridge Commitment Letter and the Bridge Fee Letter embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendment or supplement of or to this Bridge Commitment Letter or the Bridge Fee Letter shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

          (d) Power, Authority and Binding Effect. Each of the parties hereto represents and warrants to each of the other parties hereto and their respective successors and permitted assigns that (i) it has all requisite power and authority to enter into this Bridge Commitment Letter and the Bridge Fee Letter and (ii) each of this Bridge Commitment Letter and the Bridge Fee Letter has been duly and validly authorized by all necessary action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general principles of equity.

          (e) No Liability for Special, Indirect, Consequential or Punitive Damages; Limitation on Liability. No party hereto shall be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Bridge Commitment Letter or the negotiation, execution, administration, performance, breach or enforcement of this Bridge Commitment Letter or the instruments and agreements evidencing, governing or relating to the other Transactions contemplated hereby or any amendment thereto or the funding of the Bridge Loans or the consummation of, or any failure to consummate, any of the Transactions or any act, omission, breach or wrongful conduct in any manner related thereto. No direct or indirect holder of any equity interests or securities of either party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates shall have any liability or obligation arising under this Bridge Commitment Letter or the transactions contemplated hereby and the parties hereto hereby waive and release all claims related to any such liability or obligation.
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          (f) Reliance on Information. In undertaking and performing its obligations under this Bridge Commitment Letter, BSCL and each of the other Bridge Lenders, if any, is relying and will continue to rely: (i) without independent verification thereof, on the accuracy and completeness of all financial and other information furnished by or on behalf of Financeco, the Company or any of their respective subsidiaries and (ii) on each of the representations, warranties, covenants and legal waivers by or on behalf of Financeco set forth in this Bridge Commitment Letter. Financeco represents and warrants to each of the Bridge Lenders that all financial and other information which it has provided to BSCL and the other Bridge Lenders, if any, in connection with this Bridge Commitment Letter and the Transactions contemplated hereby does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading; provided that such representation and warranty with respect to information provided by the Target shall be limited to your actual knowledge.

          (g) Assignment. This Bridge Commitment Letter shall not be assignable by you (other than (i) an assignment of your rights hereunder to an affiliate of yours which becomes a party to, and succeeds to all of your rights under, the Merger Agreement, or (ii) an assignment of all your rights and obligations hereunder and under the Bridge Fee Letter to the Target or the Company concurrently with the closing of the Recapitalization and only if the Recapitalization occurs) without the prior written consent of Bear Stearns and BSCL (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including, without limitation, the Target and the Company) other than the parties hereto and the Indemnified Persons.

          (h) Counterparts. This Bridge Commitment Letter and the Bridge Fee Letter may each be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

          (i) Time of Essence. Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Bridge Commitment Letter or the Bridge Fee Letter.

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

     This Bridge Commitment Letter may only be accepted by (i) signing this Bridge Commitment Letter in the space provided below and returning it to the undersigned, along with a signed copy of the Bridge Fee Letter, and (ii) signing the Bridge Engagement Letter and returning it to Bear Stearns, in each case, within 24 hours after execution of the Merger Agreement and in any event by not later than 5:00 p.m. (New York time) on June 23, 2000.

                                         Very truly yours,

                                         BEAR STEARNS CORPORATE LENDING INC.

                                         By:      /s/ KEITH C. BARNISH
                                            ------------------------------------
                                            Name: Keith C. Barnish
                                            Title: Senior Managing Director

Agreed to and Accepted as of
June 22, 2000:

HB FINANCE LLC

By:       /s/ ANDREW S. ROSEN
    -----------------------------------
    Name: Andrew S. Rosen
    Title: Vice President and Assistant
    Secretary

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                                                                       EXHIBIT A

                           INDEMNIFICATION PROVISIONS

     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Bridge Commitment Letter dated June 22, 2000 (the "Bridge Commitment Letter") from Bear Stearns Corporate Lending Inc. ("BSCL") to HB Finance LLC (the "Indemnifying Party") of which these Indemnification Provisions form an integral part.

     To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each of BSCL, the Bridge Lenders and the affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) of each of BSCL and the other Bridge Lenders (all of the foregoing, collectively, the "Indemnified Persons"), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable third party fees, costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transactions, (ii) the Bridge Commitment Letter, the Bridge Fee Letter or the Bridge Financing Documents, or
(iii) any untrue statement or alleged untrue statement of a material fact contained in, or material omissions or alleged material omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Sponsors, the Indemnifying Party, the Company or any of their respective subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transactions or the Bridge Commitment Letter; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Indemnified Persons or primarily and directly from the breach of the Bridge Commitment Letter by an Indemnified Person.

     These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons or the persons indemnified below in this sentence and shall extend to the following: BSCL, Bear Stearns, their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to "BSCL" in these Indemnification Provisions shall be understood to include any and all of the foregoing.

     If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder except to the extent it has been materially prejudiced by such failure. BSCL, on behalf of the Indemnified Persons, shall have the right to retain one counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the reasonable fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent (which consent shall not be unreasonably withheld). Without the prior written consent of BSCL (which consent shall not be unreasonably withheld), the Indemnifying Party shall not settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof unless (i) such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and

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

irrevocable release from all liability in respect of such claim, (ii) the terms of such release do not, in BSCL's judgment, materially and adversely affect the business of the Indemnified Persons and (iii) the Indemnifying Party gives to BSCL reasonable advance notice of such settlement, compromise or claim. Notwithstanding the foregoing, the consent of Bear Stearns shall not be required for the settlement or compromise of a claim if: (a) such settlement or compromise involves only the payment of money by the Indemnifying Party; (b) any such payment is made in full by the Indemnifying Party at the time of such settlement or compromise and (c) such settlement or compromise includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim and does not involve or constitute an admission of guilt or liability by any Indemnified Person or contain any adverse finding of fact with respect thereto.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Bridge Commitment Letter and the Bridge Fee Letter.

     Except as set forth in Section 5 of the Bridge Commitment Letter, neither expiration or termination of the Aggregate Commitment nor funding or repayment of any Bridge Financing, the Exchange Notes or the Permanent Financings shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                                    (B)(2)-9

                                                                         ANNEX 1

                SUMMARY OF TERMS AND CONDITIONS OF BRIDGE LOANS

     Capitalized terms used and not otherwise defined herein have the meanings set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms an integral part.

Borrower:                    The Company and/or such other affiliate or
                             affiliates of the Company as may be the borrowers under the Senior Credit Facility (the"Borrower").

Guarantor(s):                Each affiliate of the Company that guarantees all
                             or a portion of the indebtedness under the Senior
                             Credit Facility (the "Guarantors" and, together with the Borrower, the "Obligors").

Bridge Lender(s):            BSCL and/or its assigns.

Administrative Agent:        BSCL or a commercial bank selected by BSCL.

Loans: $600.0 million in aggregate principal amount of unsecured exchangeable senior subordinated increasing rate loans due 2001 (the"Bridge Loans"). The funding date of the Bridge Loans is hereinafter referred to as the"Closing Date."

Guarantees:                  The Guarantors will jointly and severally guarantee
                             the payment when due of all the Bridge Loans and the costs of collection and enforcement thereof pursuant to senior subordinated unconditional guarantees (the "Guarantees"). The Guarantees will be subordinated to the Guarantors' guarantees of the Senior Credit Facility to the same extent as the Bridge Loans are subordinated to the indebtedness under the Senior Credit Facility. A subsidiary's guarantee will be released upon the sale of such subsidiary to the extent released under the Senior Credit Facility or as otherwise provided in the Bridge Financing Documents.

Use of Proceeds:             To consummate the Merger and the Refinancing and to
                             pay fees and expenses associated with the Transactions.

Availability:                The Bridge Loans must be drawn in a single drawing.
                             Amounts borrowed under the Bridge Facility that are subsequently repaid may not be reborrowed.

Maturity/Exchange:           The Bridge Loans will mature on the date that is
                             one year following the Closing Date (the "Bridge
                             Maturity Date"). If any Bridge Loan has not been previously repaid in full on or prior to the Bridge
                             Maturity Date, such Bridge Loan shall be automatically converted into a term loan (the "Term
                             Loans") with a final maturity on the nine-year anniversary of the Bridge Maturity Date. The Term
                             Loans will be governed by the Bridge Loan Agreement and, except as expressly set forth in Annex 2 to the Bridge Commitment Letter, shall have the same terms as the Bridge Loans. The Bridge Lender in respect of such Term Loan will have the option, at any time or from time to time, to request Exchange
                             Notes (the "Exchange Notes") in exchange for such Term Loan having the terms set forth in the term sheet attached as Annex 2 to the Bridge Commitment
                             Letter; provided, however, that a Bridge Lender may not elect to exchange only a portion of its outstanding Term Loans for Exchange Notes unless such Bridge Lender intends at the time of such partial

                                    (B)(2)-10
                             exchange of Term Loans promptly to sell the Exchange Notes received in such exchange.

                             The Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:                    The Bridge Loans will bear interest at a rate per
                             annum equal at all times during each interest period (as set forth below) to the greatest of (each as determined at the beginning of the applicable interest period): (a) the three-month
                             London interbank offered rate, adjusted for reserves ("LIBOR") calculated on the basis of the actual number of days elapsed in a year of 360 days, plus the applicable Spread; (b) the Bear
                             Stearns Single B High Yield Index plus the applicable Spread and (c) the Treasury Rate (as defined below) plus the applicable Spread. The
                             "Spread" will initially be (a) with respect to LIBOR Loans, 675 basis points, (b) with respect to any Bear Stearns Single B High Yield Index Loans,
                             100 basis points and (c) with respect to any Treasury Rate Loans, 675 basis points. If the
                             Bridge Loans are not repaid in whole within 180 days following the Closing Date, the applicable
                             Spread will increase by 100 basis points at the end of such 180 days period and shall increase by an additional 50 basis points at the end of each 90-day period thereafter; provided, however, that the interest rate applicable to the Bridge Loans shall not (i) (except as provided in the next paragraph) exceed 17% per annum, and (ii) exceed the maximum rate permitted by applicable law; and, provided, further, that the Borrower shall have the option to pay any interest in excess of 15% on the Bridge Loans by capitalizing such excess interest on the applicable interest payment date.
                             Notwithstanding the foregoing, the interest in effect at any time prior to the Bridge Maturity
                             Date shall not be less than 13.25% per annum.

                             "Treasury Rate" means (a) the rate borne by direct obligations of the United States maturing on the date which is ten years after the Closing Date and
                             (b) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the date which is ten years after the Closing Date, in each case, as published by the Board of Governors of the Federal Reserve System.

                             Notwithstanding the foregoing, after the occurrence and during the continuance of an event of default, interest will accrue on the Bridge Loans at the then-applicable rate plus 200 basis points per annum.

                             Interest with respect to LIBOR Loans will be payable in arrears at the end of each three-month LIBOR period and on the date of any prepayment or repayment of the Bridge Loans. Interest on all other Bridge Loans will be payable quarterly in arrears and on the date of any prepayment or repayment of the Bridge Loans.

Security:                    None.

Ranking; Subordination:      The Bridge Loans will be unsecured, senior
                             subordinated obligations of the Obligors. The
                             Bridge Loans and all obligations with respect thereto will be subordinated in right of payment, on terms reasonably satisfactory to the Bridge
                             Lenders, to the payment in full of all obligations of the Borrower under the Senior Credit Facility and certain refinancings thereof. The Obligors will not be permitted to incur any indebtedness

                                    (B)(2)-11
                             that is subordinated to the borrowings under the Senior Credit Facility and senior to any other indebtedness of the Obligors. Nothing in the subordination provisions will prevent any holder of Bridge Loans from receiving and retaining any proceeds originally received by any Obligor that were used to repay Bridge Loans to the extent required under the "Mandatory Repayments" provision below, and the same may be retained by such holder free and clear of any claims by holders of any debt, pursuant to these subordination provisions or otherwise.

Mandatory Repayments:        The net cash proceeds from any of the following
                             (collectively, "Net Proceeds") will be used to repay the Bridge Loans (subject to prior mandatory prepayments on the Senior Credit Facility, if any, and certain exceptions to be agreed to in the Bridge Loan Agreement), in each case at 100% of the principal amount of the Bridge Loans repaid plus accrued and unpaid interest to the date of the repayment and any LIBOR breakage costs: (i) any direct or indirect public offering or private placement of any senior or subordinated debt or equity securities, including, without limitation, any Permanent Financings, after the Closing Date by any Obligor or any affiliate of any Obligor, (ii) any future bank borrowings by any Obligor other than under the Senior Credit Facility as in effect on the Closing Date and (iii) any future asset sales by any Obligor or any affiliate or direct or indirect subsidiary of an Obligor.

Change of Control:           The Borrower shall prepay the Bridge Loans at a
                             price of 100% of principal amount, plus accrued and unpaid interest, upon the occurrence of a change of control.

Optional Repayment:          The Bridge Loans may be prepaid, in whole or in
                             part, at the option of the Borrower at any time upon three business days' written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and any LIBOR breakage costs.

Payments:                    Payments by the Obligors will be made by wire
                             transfer of immediately available funds.

Indemnification:             The Obligors will, jointly and severally, indemnify
                             and hold harmless the Bridge Lenders in connection with the Bridge Financing Documents and the Transactions on terms substantially similar to the Indemnification Provisions set forth in Exhibit A to the Bridge Commitment Letter.

Modification of the Bridge
Loans: Modification of the Bridge Loan Agreement may be made with consent of the Required Bridge Lenders, except that, without the consent of the Bridge Lenders holding 100% of the Bridge Loans affected thereby, no modification or change may extend the final maturity of any Bridge Loans or time of payment of any interest on the Bridge Loans, reduce the rate of interest or the principal amount of any Bridge Loans or reduce the percentage of Bridge Lenders necessary to modify or change the Bridge Loan Agreement.

                             As used herein, "Required Bridge Lenders" means the Bridge Lenders holding (i) prior to the Closing Date, greater than 50% of the Aggregate Commitment or (ii) after the Closing Date, more than 50% of the aggregate principal amount of the Bridge Loans then outstanding.

Cost and Yield Protection:   The Bridge Lenders shall receive cost and yield
                             protection customary for facilities and
                             transactions of this type, including, but not limited to,
                                    (B)(2)-12
                             compensation in respect of "break funding," taxes
                             (including but not limited to gross-up provisions for withholding taxes imposed by any governmental authority), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Bridge Lenders to provide customary protection for U.S. and non-U.S. financial institutions.

Conditions Precedent:        The several obligations of the Bridge Lenders to
                             make the Bridge Loans will be subject to the closing conditions set forth in the Bridge
                             Commitment Letter and on Annex 3 to the Bridge
                             Commitment Letter.

Covenants:                   The Bridge Loan Agreement will contain such
                             covenants with respect to the Company and its subsidiaries as are usual and customary for financings of this kind (in each case with customary carve-outs, exceptions and/or qualifications), including, without limitation, as to (i) use of proceeds; (ii) refinancing of the Bridge Loans; (iii) furnishing of financial information in accordance with generally accepted accounting principles, access to other information and access to management; (iv) compliance with laws; (v) maintenance of existence, (vi) restrictions on liens; (vii) restrictions on indebtedness; (viii) restrictions on investments;
                             (ix) restrictions on dividends, distributions, redemptions and other restricted payments (to be defined); (x) restrictions on sales and other dispositions of assets; (xi) restrictions on mergers and consolidations (other than with existing subsidiaries) and restrictions on additional acquisitions and consolidations; (xii) restrictions on transactions with affiliates;
                             (xiii) restrictions on business activities; and
                             (xiv) restrictions on material adverse amendments to charter documents.

Events of Default:           The Bridge Loan Agreement will include such events
                             of default as are usual and customary for financings of this kind, in each case, with customary qualifications, including, without limitation: (i) the failure of the Obligors to pay principal on the Bridge Financing when due; (ii) the failure of the Obligors to pay interest or fees on the Bridge Financing and the continuance of such failure for five business days; (iii) the failure of the Obligors to comply with any other provision, condition, covenant, promise, warranty or representation in the Bridge Financing Documents, provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing indebtedness of any of the Obligors or their subsidiaries when such default causes such indebtedness to become accelerated and due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final uninsured (or not covered by a solvent indemnitor) judgments aggregating in excess of a threshold amount to be agreed rendered against the Obligors or any of their subsidiaries and not discharged or stated within 60 days; (vi) certain events of bankruptcy, insolvency or reorganization with respect to any of the Obligors or any of their subsidiaries; (vii) material misrepresentations in the Bridge Financing Documents; (viii) certain
                             ERISA defaults; (ix) the exercise of any change of control put right by any lender under any instrument or instruments governing indebtedness, with a minimum aggregate principal

                                    (B)(2)-13
                             amount to be agreed, of any of the Obligors; or (x) any Guarantee shall become invalid.

                             "Conversion Default" shall mean each of the events set forth in clauses (ii), (iii), (iv), (vi) and
                             (x) of the immediately preceding paragraph.

                             In case an event of default shall occur and be continuing, the holders of more than 50% in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of and all accrued interest on the Bridge Loans to be immediately due and payable; provided, however, that no such notice shall be necessary in the case of an event of default described in clause (vi) of the immediately preceding paragraph. An acceleration notice may be annulled and past defaults (except for payment defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of Bridge Loans then outstanding.

Representations and
Warranties:                  The Bridge Loan Agreement will contain such
                             representations and warranties with respect to the Obligors, the Target and their respective subsidiaries as are usual and customary for financings of this kind (in each case with customary carve-outs, exceptions and qualifications), including, without limitation: (i) organization and good standing, (ii) capitalization, (iii) authorization and enforceability, (iv) no conflicts, (v) governmental regulations (including margin regulations), (vi) no defaults, (vii) no violation of law, (viii) absence of litigations, proceedings, labor disputes, etc.,
                             (ix) financial condition (including solvency matters), (x) Investment Company Act and
                             Hart-Scott-Rodino matters, (xi) absence of material adverse change, (xii) absence of undisclosed liabilities, (xiii) financial statements and (xiv) full disclosure.

Assignments and
Participations:              Each of the Bridge Lenders will have the absolute
                             and unconditional right, upon notice to the Borrower and the Administrative Agent, to: (i) assign all (or any portion in excess of $5.0 million) of its Bridge Loans to any one or more
                             Permitted Assignees and (ii) pledge all or any portion of its Bridge Loans to any Federal Reserve
                             Bank or to any funding source of such Bridge
                             Lender. In addition, subject to customary limitations on participants' voting rights, each of the Bridge Lenders may sell participations (a) in its share of the Aggregate Commitment to any Permitted Assignee, provided that no such participation shall relieve the selling Bridge
                             Lender of its obligations to make Bridge Loans on the Closing Date, and (b) in its Bridge Loans to any Permitted Assignee. As used herein, "Permitted
                             Assignee" means (i) any "qualified institutional buyer" (as defined in Rule 144A under the Securities Act of 1933, as amended) or (ii) any "accredited investor" (as defined in Section 2(15) of the Securities Act of 1933, as amended).

Governing Law and Forum:     New York.

Counsel for the Bridge
Lenders:                     Latham & Watkins.

                                    (B)(2)-14

                                                                         ANNEX 2
               SUMMARY OF TERMS AND CONDITIONS OF EXCHANGE NOTES
                                 AND TERM LOANS

     Capitalized terms used but not defined herein have the meanings given in the Bridge Commitment Letter to which this Annex 2 is attached or, if not defined therein, in Annex 1 thereto.

Exchange Notes/Term Loans:   If the Bridge Loans are not repaid in their
                             entirety on or before the Bridge Maturity Date, such Bridge Loans shall be automatically converted to term loans ("Term Loans"), provided that no Conversion Default has occurred and is continuing.
                             The Bridge Lender in respect of such Term Loan will have the option, at any time or from time to time, to request Exchange Notes in exchange for such Term
                             Loan in an aggregate principal amount equal to the then outstanding principal amount of the Term Loan being exchanged, plus any capitalized interest added thereto; provided, however, that a Bridge
                             Lender may not elect to exchange only a portion of its outstanding Term Loans for Exchange Notes unless such Bridge Lender intends at the time of such partial exchange of Term Loans promptly to sell the Exchange Notes received in such exchange.

                             The Term Loans will be governed by the Bridge Loan Agreement and, except as expressly set forth below, shall have the same terms as the Bridge Loans.

                             The Borrower will issue Exchange Notes, and the Guarantors will issue joint and several guarantees thereof, under an indenture which complies with the Trust Indenture Act of 1939, as amended (the "Indenture"). The Obligors will appoint a trustee reasonably acceptable to the holders of the Exchange Notes.

Maturity:                    The Term Loans and the Exchange Notes will mature
                             on the tenth anniversary of the Closing Date (i.e., the ninth anniversary of the Bridge Maturity Date).

Denomination:                The Exchange Notes will be issued in denominations
                             of $1,000 and integral multiples thereof.

Interest Rate:               The rate per annum (expressed as a fixed
                             percentage) applicable to the Bridge Loans on the Bridge Maturity Date plus 50 basis points, which rate shall increase by 50 basis points on the last day of each 90-day period after the Bridge Maturity
                             Date; provided, however, that the interest rate applicable to the Term Loans and the Exchange Notes
                             (i) shall not (except as provided in the next paragraph) exceed 17% per annum, and (ii) shall not exceed the maximum rate permitted by applicable law; and, provided, further, that the Borrower shall have the option to pay interest on the Term
                             Loans or the Exchange Notes, as applicable, through the issuance of additional Term Loans or Exchange
                             Notes, as applicable, for such amount in excess of 15% per annum.

                             Notwithstanding the foregoing, after the occurrence and during the continuance of a default or an event of default, interest will accrue on the Term Loans and the Exchange Notes at the then-applicable rate plus 200 basis points per annum.

                                    (B)(2)-15

                             Interest will be payable in arrears at the end of each 90-day period after the Bridge Maturity Date, and on the maturity date of the Term Loans and the Exchange Notes, as applicable.

Ranking; Subordination:      Same as Bridge Loans.

Guarantees:                  Same as Bridge Loans.

Security:                    None.

Mandatory Redemption:        None.

Change of Control:           Upon the occurrence of a change of control, the
                             Borrower shall offer to repay the Term Loans and redeem the Exchange Notes at a price of 101% of principal amount, plus accrued interest.

Optional Redemption:         Except as provided in the next sentence, the Term
                             Loans may be repayed and the Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower at any time upon three business days' written notice at par plus accrued and unpaid interest to the date of redemption.

                             Prior to the first transfer of any Exchange Notes to a person who was not a Bridge Lender or any affiliate thereof, the Bridge Lender or affiliate thereof that is the transferor shall give the Borrower notice of such proposed transfer and an opportunity to redeem such Exchange Notes at par plus accrued interest. Once an Exchange Note has been transferred to a person who was not a Bridge Lender or any affiliate thereof, such Exchange Note will be subject to call protection customary for fixed rate high-yield debt securities for a period of five years from the Closing Date.

                             If the Borrower elects to optionally redeem all or any portion of the Exchange Notes, then the Borrower shall be required to optionally prepay, on a pro rata basis, outstanding Term Loans, if any, at par plus accrued and unpaid interest.

Payments:                    Same as Bridge Loans.

Transferability:             Unlimited except as otherwise provided by law.

Defeasance:                  The Indenture will contain customary defeasance
                             provisions.

Modification:                Modification of the Indenture may be made with
                             consent of the Required Bridge Lenders, except that, without the consent of the Bridge Lenders holding 100% of the Exchange Notes affected thereby, no modification or change may extend the final maturity of any Exchange Notes or time of payment of any interest on the Exchange Notes, reduce the rate of interest or the principal amount of any Exchange Notes or reduce the percentage of Bridge Lenders necessary to modify or change the Indenture.

Registration Rights:         The Obligors will file within 30 days after the
                             Bridge Maturity Date (the "Trigger Date"), and will use commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "Shelf Registration Statement").
                             If a Shelf Registration Statement is declared effective, the Obligors will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange
                             Notes but in no event longer than

                                    (B)(2)-16
                             two years. If within 120 days from the Trigger Date (the "Effectiveness Date") a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Obligors will pay liquidated damages in the form of increased interest of 50 basis points per annum on the principal amount of Exchange Notes outstanding to holders of such Exchange Notes who are unable to freely transfer Exchange Notes from and including the 120th day after the Trigger Date to but excluding the effective date of such Shelf Registration Statement. On the 121st day after the Effectiveness Date, the interest shall increase by 50 basis points per annum, and on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 50 basis points per annum, to a maximum increase in interest of 150 basis points. The Obligors will also pay such increased interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued increased interest will be paid on each quarterly interest payment date. In addition, unless and until the Obligors have caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" in the registration of any debt securities (subject to customary scale-back provisions) that are registered by any of the Obligors (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities.

Covenants:                   The Indenture will contain covenants which are
                             usual and customary for financings of this kind.

Events of Default:           The Indenture will contain events of default which
                             are usual and customary for financings of this kind.

Governing Law and Forum:     New York.

Counsel for the Bridge
Lenders:                     Latham & Watkins.

                                    (B)(2)-17

                                                                         ANNEX 3
                               CERTAIN CONDITIONS

     Capitalized terms used but not defined herein have the meanings given in the Bridge Commitment Letter to which this Annex 3 is attached or, if not defined therein, in Annex 1 or Annex 2 thereto.

     The availability of the Bridge Loans shall be conditioned upon the satisfaction of the following conditions precedent:

          1. The Borrower shall have executed and delivered satisfactory definitive financing documentation with respect to the Bridge Loans, including, without limitation, the Bridge Loan Agreement (the "Bridge Loan Documentation").

          2. The following transactions shall have occurred prior to, or shall occur concurrently with, the funding of the Bridge Loans:

             a. The Target shall have received no less than $500,000,000 in cash from the issuance of its common stock to the Sponsors (or as a result of the Merger) on the terms and conditions described in the Transaction Documentation or as otherwise reasonably satisfactory to BSCL. Pursuant to the Transactions, approximately $353,100,000 in common stock or options of the Target held by the Rollover Shareholders shall have been rolled over into pay-in-kind preferred stock, junior preferred stock and common stock of the Target (based on liquidation preference in the case of preferred stock and based on the consideration per share paid in the Transactions in the case of common stock), after giving effect to the Transactions and on the terms and conditions described in the Transaction Documentation or as otherwise reasonably satisfactory to BSCL.

             b. The Borrower and the financial institutions party thereto shall have entered into the $1,750,000,000 Senior Credit Facility consisting of a $300,000,000 six and one-half year revolving credit facility, a $500,000,000 six and one-half year amortizing term loan A, a $650,000,000 seven and one-half year amortizing term loan B and a $300,000,000 eight and one-half year amortizing term loan C. All conditions precedent to borrowings under the Senior Credit Facility shall have been satisfied or, with the prior approval of the Required Lenders, waived.

             c. The Transactions shall have been consummated for aggregate consideration (including fees and expenses) of approximately $3,081,800,000 (subject to changes in the Target's and its subsidiaries' existing bank debt in the ordinary course of business) pursuant to (i) the Merger Agreement, dated as of June 22, 2000, executed by the Target, Mergerco and Financeco and (ii) the stock voting agreement, dated as of June 22, 2000, executed by Mergerco and The Manville Personal Injury Settlement Trust (together, the "Transaction Documentation"), and no material provision thereof shall have been amended, waived or otherwise modified, and no consent or agreement shall be made by Mergerco or Financeco thereunder, in a manner materially adverse to the interests of the Bridge Lenders without the prior written consent of BSCL.

             d. The Transactions (including the Merger) shall have been approved by the holders of at least a majority of the outstanding common stock of the Target and the Transactions shall have been consummated in all material respects in accordance with the terms of the Transaction Documentation and all applicable requirements of law.

             e. All amounts outstanding under the Target's existing revolving credit facility shall have been repaid, all commitments thereunder shall have been terminated and all liens securing such facilities shall have been terminated, in each case, on terms and conditions reasonably satisfactory to BSCL.

             f. The Target's other outstanding indebtedness for borrowed money (other than certain indebtedness to be agreed) shall have been redeemed or repurchased on terms and conditions reasonably satisfactory to BSCL. The consummation of the Transactions shall not trigger any

                                    (B)(2)-18
        change of control put rights under any such indebtedness to remain outstanding after the Closing Date.

             g. The capital structure of the Target and its subsidiaries shall be reasonably satisfactory to BSCL, after giving effect to the Transactions; provided that it is hereby acknowledged that to the extent such capital structure is the same as that described herein, it shall be deemed to be reasonably satisfactory.

             h. The Target shall have transferred all of its assets to the Company.

          3. BSCL, Bear Stearns, the Bridge Lenders, and Latham & Watkins shall have received all reasonable fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

          4. All material governmental and third-party approvals (including any bankruptcy court approval) necessary or, in the reasonable discretion of BSCL, advisable in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Borrower and its respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or known to be threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof.

          5. Each of the Bridge Lenders shall have received unaudited interim financial statements of the Target, prepared in the same manner as the historical audited statements previously delivered to BSCL, for each quarterly period commencing with the fiscal quarter ended June 30, 2000 and for the same quarterly period during the most recently ended fiscal year (such interim financial statements to be delivered within 45 days of the end of the applicable fiscal quarter).

          6. Each of the Bridge Lenders shall have received and shall be reasonably satisfied with consolidated pro forma balance sheets and income statements of the Company as of the last day of the most recently ended fiscal quarter prior to the Closing Date, giving effect to the Transactions and the transactions contemplated by the Merger Agreement and the Bridge Commitment Letter (meeting the requirements of Regulation S-X for a registration statement on Form S-1).

          7. The Bridge Lenders and Bear Stearns shall have received the written permission of each of the Company and the Target to include each of the financial statements referred to in paragraphs (5) and (6) in any manner in connection with the Bridge Loans and/or the Permanent Financing.

          8. The fees and expenses to be incurred in connection with the Transactions and the financing thereof shall not exceed $160,000,000 in the aggregate.

          9. BSCL shall have received and shall be reasonably satisfied with a solvency opinion from an independent valuation firm reasonably satisfactory to BSCL which shall document the solvency of the Target and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby.

          10. Each of the Bridge Lenders shall have received such legal opinions (including opinions (i) from counsel to the Obligors and (ii) from such special and local counsel as may reasonably be required by BSCL), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

          11. BSCL shall be satisfied that the pro forma ratio (giving effect to the Transactions and the transactions contemplated by the Merger Agreement and consummated on or prior to the Closing Date) of consolidated total funded debt to consolidated EBITDA (excluding certain non-recurring charges as accepted by BSCL) of the Target for the twelve month period ending on the date of the most recently ended fiscal quarter for which internal financial statements are available is no greater than 4.65 to 1.0, and the Target shall provide support for such calculation of a nature that is reasonably satisfactory to the BSCL (and, except as may be accepted by BSCL, in conformity with Regulation S-X).

                                    (B)(2)-19

          12. The Required Lenders shall be reasonably satisfied as to the absence of any action, suit, investigation, litigation or proceeding pending or known to be threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Transactions, the Senior Credit Facility, the Bridge Financing or any of the other transactions contemplated hereby, or that could reasonably be expected to have a material adverse effect on the Transactions or the Senior Credit Facility, the Bridge Financing or any of the other transactions contemplated hereby.

          13. All representations and warranties in the Bridge Loan Documentation (including, without limitation, the material adverse change and litigation representations) shall be true and correct in all material respects.

          14. No default or event of default under the Bridge Loan Documentation or the Senior Credit Facility shall exist at the time of, or after giving effect to the making of, the Bridge Loans or the loans under the Senior Credit Facility to be made on the Closing Date.

          15. The Bridge Lenders shall have received not less than three business days prior notice of the expected Closing Date.

                                    (B)(2)-20